Exhibit 4.2

Term Sheet relating to the principal terms and conditions of Amendment N°1 to the facility agreement dated November 14, 2003 originally entered into by and between :

—	SCOR Vie

—	BNP PARIBAS

—	CREDIT INDUSTRIEL ET COMMERCIAL

—	NATEXIS BANQUES POPULAIRES

—	CALYON

—	WESTLB AG

—	CDC FINANCE — CDC IXIS

—	CAISSE REGIONALE DE CREDIT AGRICOLE MUTUEL DE PARIS ET D’ILE DE FRANCE

WESTLB AG has, by a letter dated August 10, 2004, notified BNP Paribas (the Issuing Bank) of its decision to withdraw from the contract dated November 14, 2003 by which the Issuing Bank and the other above-mentioned banks (the Participating Banks) have granted to SCOR Vie a line of credit utilizable through the issue of letters of credit.

Amendment N°1 is subject to the prior written consent of the respective credit committees of the Issuing Bank and the Participating Banks.

The global amount of the authorizations to issue letters of credit which SCOR Vie has solicited amounts to $ 110,000,000. the Participating Banks will be covering as of January 1st, 2005 this amount as a result of the opening of credit up to $ 85,000,000.

The Participating Banks share the stakes, as from the Amendment N°1 as follows:

BNP Paribas	33%
CAYLON	23%
Natexis Banques Populaires	17%
CIC	15%
CDC Finance – CDC Ixis	7%
CRCAM de Paris et d’Ile de France	5%

The maximum amount of the opening of credit will be reduced to $ 85,000,000, as a result of a partial waiver by SCOR Vie of the opening of credit.

The new term of the contract has been set on December 31, 2005.

Utilization fee	0.15% per year
Non-utilization fee	0.06%
Contract extension fee	0.045% (flat)
Issue commission	US$400 (excluding tax)

(payable to the Issuing Bank each time a standby letter of credit is issued)

Late interest                              LIBOR US$ overnight + 2% per year.

A few definitions of the facility agreement have been modified.

A material adverse change (MAC) clause has been inserted by Amendment N°1 in the facility agreement.

A clause has been inserted by Amendment N°1 to the effect of stopping any new issue of a standby letter of credit (SBLC) in case SCOR Vie is not anymore controlled (control being defined in accordance with article L233-3 of the French Code of Commerce) by SCOR SA.

A few representations and warranties and a few covenants made by SCOR Vie in the facility agreement have been modified in Amendment N°1. A few major examples follow:

Example 1	Amendment of article 9.1 (a), (b) and (c): remittance of the financial statements 5 months at the latest after the fiscal year ends ; remittance of half-year and quarterly the financial statements 3 months at the latest after the semester or the quarter ends.

Example 2	Amendment of article 9.1 (g) : obligation to inform the Banks of any sale of substantial assets above EUR 50,000,000 made by SCOR Vie.

Example 3	Amendment of article 9.1 (i) : obligation to inform the Banks of any sale of SCOR VIE shares by SCOR SA.

Example 4	Amendment of article 9.1 (h) : obligation to inform the Banks of any damage or litigation above EUR 50,000,000 relating to SCOR Vie.

Events of Default :

—	Cross default : threshold has been raised to EUR 50,000,000

—	The authorized cap for seizures and registered claims has been raised to EUR 30,000,000

—	(i) Auditors’ refusal to certify the financial statements or (ii) significant reservation made by the auditors on the financial statements of SCOR Vie or constituting a MAC.

The existing representations and warranties, covenants and cases of default of the facility agreement have been maintained.

Collateral :

Deletion of the provisions relating to the « Cautionnement SCOR » and the “Cautionnement SCOR VIE” (previous contractual personal collateral undertakings).

Conditions precedent to the execution of the Amendment N°1 :

—	Absence of an Event of Default

—	Absence of a MAC since the last consolidated financial statements have been made public.

Fees and Expenses

Payment by SCOR Vie of the fees and expenses (including VAT) incurred by the Issuing Bank and the Participating Banks in connection with the putting in place of Amendment N°1.